Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Vice-President
P.O. Box 626	and Chief Accounting Officer
Bassett, VA 24055	(276) 629-6614 – Investors

Jay S. Moore, Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release
Bassett Announces First Quarter Results

(Bassett, Va.) – April 5, 2012 – Bassett Furniture Industries, Inc. (Nasdaq:  BSET) announced today its results of operations for its fiscal quarter ended February 25, 2012.

Fiscal 2012 First Quarter

•	Consolidated sales for the first quarter decreased 5.1% to $61.0 million as compared to the first quarter 2011 due to strategic store closings during and subsequent to first quarter 2011.
•	Company-owned store delivered sales increased 5.0% to $38.8 million.
•	Wholesale sales declined 7.3% to $42.6 million.
•	Gross margins increased to 51.9% of sales for first quarter 2012 from 49.6% for first quarter 2011 attributable to a higher mix of retail sales in consolidated sales.
•	Operating profit for first quarter 2012 was $0.2 million versus a $7.2 million loss for first quarter last year.
•	Bad debt and notes receivable charges, restructuring and asset impairment charges and lease exit costs were $0.5 million in first quarter 2012 versus $8.5 million in first quarter 2011.
•	Repurchased 82,545 shares using $0.6 million and paid $6.1 million in dividends during the quarter.

“The Company’s underlying performance improved in the first quarter despite our overall decline in sales and three distinct items that adversely affected our financial results," said Robert H. Spilman Jr., President and Chief Executive Officer.  “As previously noted, we will experience difficult consolidated top line comparisons year over year until we can make up the volume we lost from closing 13 underperforming stores in 2011.  Our remaining network of Bassett Home Furnishings (BHF) corporate stores, however, turned in a strong 5.0% overall sales increase that included a 6.5% increase by comparable stores.  We believe that continued improvement in our store sales coupled with the execution of several growth initiatives currently underway will allow us to recapture the sales that were lost in last year’s store closings and begin to generate sales growth as a result.    We recorded in the quarter restructuring costs of $0.5 million in conjunction with relocating an existing store in Richmond, Virginia to a better retail site, and demolishing a manufacturing facility in Bassett, Virginia that closed in 2007.  Also in the quarter, the Company recorded a $0.8 million impairment of a financial investment that we have held since 2005. This followed a write-down taken by the fund manager, who recently advised us of an adverse court ruling in Delaware affecting certain insurance-related investments in the fund.  These losses were partially offset by tax benefits of approximately $0.5 million recognized for the quarter.  Also in the quarter, the Company paid a special dividend to shareholders of $.50/share amounting to $5.7 million and announced an increase to our quarterly dividend from $.035/share to $.05/share.  Subsequently, the Company paid the dividend at the new rate on March 1, 2012.  And, finally, the Company acquired 82,545 shares of its common stock during the quarter for approximately $0.6 million.”

Wholesale Segment

Fiscal 2012 First Quarter

•
Wholesale shipments declined 7.3% to $42.6 million as compared to the first quarter of 2011 due primarily to fewer stores in the dedicated retail network in 2012.  This decline was partially offset by increased shipments in the traditional and export channels in 2012.

•
Wholesale operating margins increased to 4.3% from a loss of 8.5% primarily from improved wood margins and lower bad debt charges, partially offset by higher SG&A expenditures, primarily in preparation for the launch of the new HGTV Home platform.

“Once again, the 7.3% decline in wholesale shipments for the quarter was attributable to fewer shipments to BHF licensees,” commented Mr. Spilman.  “On the other hand, wholesale shipments to furniture retailers outside of the Bassett store network grew by 11%.  Future wholesale growth should result from continued improvement in comparable corporate retail performance, new store openings, and from the introduction of the HGTV Design Studio and HGTV Home Furniture Collection lines this fall.  The strategic partnership with Home & Garden Television that was announced last September is an exciting opportunity for the Company.  A tremendous amount of preparation has been underway for the past nine months as the Company has incurred the expense of opening a new HGTV dedicated showroom in High Point, additional sample costs, and added payroll expense to manage the HGTV opportunity.  Additionally, the Company opened a new wholesale showroom at the World Market Center in Las Vegas.  Even with the added costs of these investments in operations, wholesale operating income improved to $1.8 million.  More significantly, bad debt expense was reduced by $6.8 million.  After many quarters of significant bad debt expense, the Company has returned to a normalized level of delinquent account charges.”

Retail Segment

Fiscal 2012 First Quarter

•	Company-owned store delivered sales increased 5.0% to $38.8 million with a 6.5% comparable store increase.
•	Written sales for comparable stores increased 9.4% compared to first quarter 2011.
•
Operating margins improved from a 4.8% loss in first quarter 2011 to a 2.6% loss in first quarter 2012 due to increasing leverage of fixed costs from higher comparable store sales and greater operating efficiencies.

•	Comparable stores generated $0.2 million operating profit.
•	Opened a new store in Torrance (Los Angeles), California on December 26, 2011 and repositioned the Richmond, Virginia market with a new store opening on February 16, 2012.

The following table summarizes the changes in store count during the quarter ended February 25, 2012:

	November 26,	New	Stores	Stores	February 25,
	2011	Stores	Acquired	Closed	2012

Licensee-owned stores	39				39
Company-owned stores	49	2		(1)	50

Total	88	2	-	(1)	89

“Our corporate retail division continued to turn in improved operating results once again this quarter,” Spilman continued.  “This marks four consecutive quarters that corporate retail has been able to post better year over year performance.  The visual merchandising in our corporate stores has markedly improved, our e-training platform is bearing fruit, and we are consistently attracting a higher caliber of design associate to sell our products.  Furthermore, our investment in the 16 stores that we have remodeled over the past 4 years is producing solid returns as this group of stores is significantly more profitable than the remainder of the fleet.  Also noteworthy is the fact that 30% of our operating loss was attributable to new store opening costs.  We plan to open two more stores in 2012 – one in Paramus, New Jersey around Memorial Day and one in Dallas, Texas this fall.  We continue to analyze all of our existing markets to assess the quality of our locations.  As a result, we are closing a store on the south side of Austin, Texas later this month.”

About Bassett Furniture Industries, Inc.
Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 89 company- and licensee- owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first fiscal quarter of 2012, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended.  For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.  In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements.  Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time.  The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements:  the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission.  Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - unaudited
(In thousands, except for per share data)

	Quarter Ended		Quarter Ended
	February 25, 2012		February 26, 2011
	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$60,968	100.0%	$64,264	100.0%

Cost of sales	29,297	48.1%	32,416	50.4%

Gross profit	31,671	51.9%	31,848	49.6%

Selling, general and administrative expense excluding bad debt and notes receivable valuation charges	30,996	50.8%	30,508	47.5%
Bad debt and notes receivable valuation charges	32	0.1%	6,826	10.6%
Restructuring and asset impairment charges	236	0.4%	879	1.4%
Lease exit costs	228	0.4%	884	1.4%

Operating income (loss)	179	0.3%	(7,249)	-11.3%

Other loss, net	(1,247)	-2.0%	(959)	-1.5%

Loss before income taxes	(1,068)	-1.8%	(8,208)	-12.8%

Income tax (expense) benefit	472	0.8%	(47)	-0.1%
Net loss	$(596)	-1.0%	$(8,255)	-12.8%

Basic and diluted loss per share	$(0.05)		$(0.72)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
	(unaudited)
Assets	February 25, 2012	November 27, 2011
Current assets
Cash and cash equivalents	$61,089	$69,601
Accounts receivable, net	13,830	14,756
Marketable securities	3,010	2,939
Inventories	46,059	45,129
Other current assets	6,808	7,778
Total current assets	130,796	140,203

Property and equipment
Cost	142,549	143,824
Less accumulated depreciation	92,046	93,878
Property and equipment, net	50,503	49,946

Investments	-	806
Retail real estate	16,128	16,257
Notes receivable, net	1,792	1,802
Other	13,992	14,160
Total long-term assets	31,912	33,025
Total assets	$213,211	$223,174

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$15,763	$18,821
Accrued compensation and benefits	6,972	7,201
Customer deposits	10,776	9,238
Dividends payable	563	6,063
Other accrued liabilities	10,210	10,302
Current portion of real estate notes payable	205	202
Total current liabilities	44,489	51,827

Long-term liabilities
Post employment benefit obligations	11,118	11,226
Real estate notes payable	3,610	3,662
Other long-term liabilities	3,625	4,024
Total long-term liabilities	18,353	18,912

Commitments and Contingencies

Stockholders’ equity
Common stock	56,332	56,712
Retained earnings	95,094	96,331
Accumulated other comprehensive loss	(1,057)	(608)
Total stockholders' equity	150,369	152,435
Total liabilities and stockholders’ equity	$213,211	$223,174

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Three Months Ended February 25, 2012	Three Months Ended February 26, 2011
Operating activities:
Net loss	$(596)	$(8,255)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,316	1,465
Equity in undistributed income of investments and unconsolidated affiliated companies	(16)	(940)
Provision for restructuring and asset impairment charges	236	879
Lease exit costs	228	884
Provision for lease and loan guarantees	(13)	1,282
Provision for losses on accounts and notes receivable	32	6,826
Gain on mortgage settlement	-	(436)
Other than temporary impairment on investments	806	-
Other, net	(342)	322
Changes in operating assets and liabilities
Accounts receivable	894	370
Inventories	(930)	1,988
Other current assets	(439)	760
Accounts payable and accrued liabilities	(2,470)	(8,905)
Net cash used in operating activities	(1,294)	(3,760)

Investing activities:
Purchases of property and equipment	(1,918)	(486)
Proceeds from sales of property and equipment	5	26
Proceeds from sale of interest in affiliate, IHFC	1,410	-
Proceeds from sales of investments	398	1,369
Purchases of investments	(396)	(1,369)
Net cash received on notes	2	40
Net cash provided by investing activities	(499)	(420)

Financing activities:
Repayments of real estate notes payable	(49)	(223)
Issuance of common stock	39	35
Repurchases of common stock	(646)	-
Cash dividends	(6,063)	-
Payments on other notes	-	(362)
Net cash used in financing activities	(6,719)	(550)
Change in cash and cash equivalents	(8,512)	(4,730)
Cash and cash equivalents - beginning of period	69,601	11,071
Cash and cash equivalents - end of period	$61,089	$6,341

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter ended		Quarter ended
	February 25, 2012		February 26, 2011
Net Sales
Wholesale	$42,611	(a)	$45,969	(a)
Retail	38,816		36,980
Inter-company elimination	(20,459)		(18,685)
Consolidated	$60,968		$64,264

Operating Income (Loss)
Wholesale	$1,831	(b)	$(3,891)	(b)
Retail	(999)		(1,792)
Inter-company elimination	(189)		197
Restructuring and asset impairment charges	(236)		(879)
Lease exit costs	(228)		(884)
Consolidated	$179		$(7,249)

(a) Excludes wholesale shipments for dealers where collectibility is not reasonably assured at time of shipment as follows:
	February 25, 2012		February 26, 2011
Quarter ended	$-		$1,257

(b) Includes bad debt and notes receivable valuation charges as follows:
	February 25, 2012		February 26, 2011
Quarter ended	$32		$6,826

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--unaudited
(In thousands)

	40 Comparable Stores
	Quarter Ended		Quarter Ended
	February 25, 2012		February 26, 2011
	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$32,774	100.0%	$30,764	100.0%

Cost of sales	16,665	50.8%	15,786	51.3%

Gross profit	16,109	49.2%	14,978	48.7%

Selling, general and administrative expense*	15,890	48.5%	15,764	51.2%

Income (loss) from operations	$219	0.7%	$(786)	-2.6%

	All Other Stores
	Quarter Ended February 25, 2012		Quarter Ended February 26, 2011
	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$6,042	100.0%	$6,216	100.0%

Cost of sales	3,481	57.6%	4,058	65.3%

Gross profit	2,561	42.4%	2,158	34.7%

Selling, general and administrative expense	3,779	62.6%	3,164	50.9%

Loss from operations	$(1,218)	-20.2%	$(1,006)	-16.2%

*Comparable store SG&A includes retail corporate overhead and administrative costs.